As filed with the Securities and Exchange Commission on January 25, 2013

Registration No. 333-185642

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRI POINTE HOMES, LLC

(to be converted into TRI Pointe Homes, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	1531	27-3201111
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

19520 Jamboree Road, Suite 200

Irvine, California 92612

(949) 478-8600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas F. Bauer

Chief Executive Officer and Manager

TRI Pointe Homes, LLC

19520 Jamboree Road, Suite 200

Irvine, California 92612

(949) 478-8600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael A. Gordon, Esq. Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 Tel (312) 853-7000 Fax (312) 853-7036	J. Gerard Cummins, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Tel (212) 839-5300 Fax (212) 839-5599	Dhiya El-Saden, Esq. Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, California 90071 Tel (213) 229-7196 Fax (213) 229-6196

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(1)
Common Stock, $0.01 par value per share	$215,280,000	$29,365

(1)	Estimated solely for purposes of determining the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Of this amount, $27,529 has previously been paid.
(2)	Includes shares of common stock that may be purchased by the underwriters pursuant to their option to purchase additional shares of common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 is being filed solely to file certain exhibits hereto and to pay an additional registration fee. No changes have been made to the preliminary prospectus constituting Part I of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable in connection with the sale of common stock being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority filing fee.

Securities and Exchange Commission registration fee	$29,365
Financial Industry Regulatory Authority filing fee	32,792
New York Stock Exchange listing fee	152,000
Legal fees and expenses	1,400,000
Accountants’ fees and expenses	500,000
Printing expenses	100,000
Transfer agent and registrar fees and expenses	7,500
Blue Sky fees and expenses	5,000
Miscellaneous	13,343

Total	$2,240,000

Item 14.	Indemnification of Directors and Officers.

Delaware General Corporation Law.    Under Section 145 of the Delaware General Corporation Law, which we refer to as the “DGCL,” a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (1) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation (which we refer to as our “charter”) provides for such limitation of liability.

Our Charter.    Article X of our charter provides that we shall, to the fullest extent authorized by the DGCL, indemnify any person made, or is threatened to be made, a party to, or is otherwise involved in, any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company. We may, by action of our board of directors, provide indemnification to employees and agents of the Company to such extent and to such effect as our board of directors shall determine to be appropriate and authorized by the DGCL. Article X of our charter also provides that no director of the Company shall be personally liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

Our Bylaws.    Article VII of our amended and restated bylaws (which we refer to as our “bylaws”) provides that we shall, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party or is otherwise involved in any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise. We shall not be required to indemnify any person in connection with an action, suit or proceeding initiated by such person, including a counterclaim or crossclaim, unless such action, suit or proceeding was authorized by our board of directors. We may, by action of our board of directors, provide indemnification to such employees and agents of the Company to such extent and to such effect as our board of directors shall determine to be appropriate and authorized by Delaware law.

Indemnification Agreements.    In addition to the provisions of our charter and bylaws described above, upon the completion of this offering, we will enter into an indemnification agreement with each of our officers and directors. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insurance.    We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 15.	Recent Sales of Unregistered Securities.

During the three years preceding the filing of this registration statement, we sold unregistered securities to a limited number of persons, as described below:

•

As part of our formation transactions, the members of TRI Pointe Homes, LLC will receive an aggregate of 21,597,907 shares of our common stock in connection with the conversion of their membership interests in TPH LLC. The members of TPH LLC include a private equity fund managed by an affiliate of Starwood Capital Group Global, L.P., the members of our management team and a third-party investor. Such issuance will be exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement
2.1	Form of Plan of Conversion of TRI Pointe Homes, LLC, to be effective prior to the completion of this offering
3.1†	Form of Certificate of Incorporation of TRI Pointe Homes, Inc., to be effective prior to the completion of this offering
3.2†	Form of Bylaws of TRI Pointe Homes, Inc., to be effective prior to the completion of this offering
4.1†	Specimen Common Stock Certificate of TRI Pointe Homes, Inc.
4.2	Form of Investor Rights Agreement between TRI Pointe Homes, Inc. and VIII/TPC Holdings, L.L.C., to be effective prior to the completion of this offering
5.1	Opinion of Sidley Austin LLP regarding the validity of the securities being registered
10.1†	Amended and Restated Revolving Line of Credit Loan Agreement by and between California Bank & Trust and TRI Pointe Homes, LLC, dated as of May 29, 2012
10.2†	First Agreement to Modify Loan Documents by and between California Bank & Trust and TRI Pointe Homes, LLC, dated as of December 21, 2012
10.3†	Form of 2013 Long-Term Incentive Plan
10.4	Form of Registration Rights Agreement among TRI Pointe Homes, Inc. and the members of TRI Pointe Homes, LLC, to be effective prior to the completion of this offering
10.5†	Form of Amended and Restated Senior Officer Employment Agreement by and between TRI Pointe Homes, Inc. and Douglas F. Bauer, to be effective upon the completion of this offering
10.6†	Form of Amended and Restated Senior Officer Employment Agreement by and between TRI Pointe Homes, Inc. and Thomas J. Mitchell, to be effective upon the completion of this offering
10.7†	Form of Amended and Restated Senior Officer Employment Agreement by and between TRI Pointe Homes, Inc. and Michael D. Grubbs, to be effective upon the completion of this offering
10.8†	Form of Indemnification Agreement between TRI Pointe Homes, Inc. and each of its directors and officers, to be effective upon the completion of this offering
21.1†	List of subsidiaries of TRI Pointe Homes, Inc., upon completion of this offering
23.1†	Consent of Ernst & Young LLP
23.2†	Consent of John Burns Real Estate Consulting, LLC
23.3	Consent of Sidley Austin LLP (included in Exhibit 5.1)
24.1†	Power of Attorney (included in the signature page of the initial filing of this Registration Statement)
99.1†	Consent of Richard D. Bronson to be named as an Independent Director
99.2†	Consent of Wade H. Cable to be named as an Independent Director
99.3†	Consent of Steven J. Gilbert to be named as an Independent Director
99.4†	Consent of Thomas B. Rogers to be named as an Independent Director

†	Previously filed.

(b)	Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irvine, in the State of California, on this 25th day of January, 2013.

TRI Pointe Homes, LLC

By:	/s/ Douglas F. Bauer
Douglas F. Bauer
Chief Executive Officer and Manager

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Barry S. Sternlicht	Chairman of the Board of Managers	January 25, 2013

/s/ Douglas F. Bauer Douglas F. Bauer	Chief Executive Officer and Manager (Principal Executive Officer)	January 25, 2013

/s/ Thomas J. Mitchell Thomas J. Mitchell	President, Chief Operating Officer and Manager	January 25, 2013

/s/ Michael D. Grubbs Michael D. Grubbs	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 25, 2013

* J. Marc Perrin	Manager	January 25, 2013

* Daniel Schwaegler	Manager	January 25, 2013

*By:	/s/ Douglas F. Bauer
	Name:	Douglas F. Bauer
	Title:	Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement
2.1	Form of Plan of Conversion of TRI Pointe Homes, LLC, to be effective prior to the completion of this offering
3.1†	Form of Certificate of Incorporation of TRI Pointe Homes, Inc., to be effective prior to the completion of this offering
3.2†	Form of Bylaws of TRI Pointe Homes, Inc., to be effective prior to the completion of this offering
4.1†	Specimen Common Stock Certificate of TRI Pointe Homes, Inc.
4.2	Form of Investor Rights Agreement between TRI Pointe Homes, Inc. and VIII/TPC Holdings, L.L.C., to be effective prior to the completion of this offering
5.1	Opinion of Sidley Austin LLP regarding the validity of the securities being registered
10.1†	Amended and Restated Revolving Line of Credit Loan Agreement by and between California Bank & Trust and TRI Pointe Homes, LLC, dated as of May 29, 2012
10.2†	First Agreement to Modify Loan Documents by and between California Bank & Trust and TRI Pointe Homes, LLC, dated as of December 21, 2012
10.3†	Form of 2013 Long-Term Incentive Plan
10.4	Form of Registration Rights Agreement among TRI Pointe Homes, Inc. and the members of TRI Pointe Homes, LLC, to be effective prior to the completion of this offering
10.5†	Form of Amended and Restated Senior Officer Employment Agreement by and between TRI Pointe Homes, Inc. and Douglas F. Bauer, to be effective upon the completion of this offering
10.6†	Form of Amended and Restated Senior Officer Employment Agreement by and between TRI Pointe Homes, Inc. and Thomas J. Mitchell, to be effective upon the completion of this offering
10.7†	Form of Amended and Restated Senior Officer Employment Agreement by and between TRI Pointe Homes, Inc. and Michael D. Grubbs, to be effective upon the completion of this offering
10.8†	Form of Indemnification Agreement between TRI Pointe Homes, Inc. and each of its directors and officers, to be effective upon the completion of this offering
21.1†	List of subsidiaries of TRI Pointe Homes, Inc., upon completion of this offering
23.1†	Consent of Ernst & Young LLP
23.2†	Consent of John Burns Real Estate Consulting, LLC
23.3	Consent of Sidley Austin LLP (included in Exhibit 5.1)
24.1†	Power of Attorney (included in the signature page of the initial filing of this Registration Statement)
99.1†	Consent of Richard D. Bronson to be named as an Independent Director
99.2†	Consent of Wade H. Cable to be named as an Independent Director
99.3†	Consent of Steven J. Gilbert to be named as an Independent Director
99.4†	Consent of Thomas B. Rogers to be named as an Independent Director

†	Previously filed.